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                                                                      Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Gibraltar Chemical Resources, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-55762, 33-58076, and 33-11578) of American Ecology
Corporation of our report dated March 3, 1995, with respect to the balance sheets of Gibraltar Chemical Resources, Inc. (a 100% owned subsidiary of American Ecology Corporation) as of December 31, 1994 and 1993, and the related statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of American Ecology Corporation dated on or about March 14, 1995.


KPMG PEAT MARWICK LLP

Shreveport, Louisiana
March 14, 1995